CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 30, 2004, relating to the financial statements and financial highlights which appear in the December 31, 2003 Annual Report to Shareholders of Legg Mason U.S. Government Intermediate-Term Portfolio, Legg Mason Investment Grade Income Portfolio, Legg Mason High Yield Portfolio and Legg Mason U.S. Government Money Market Portfolio (four of the funds comprising Legg Mason Income Trust, Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "The Corporation's Independent Accountants" and "Financial Statements" in such Registration Statement.


/s/ PRICEWATERHOUSECOOPERS LLP
Baltimore, Maryland
April 21, 2004